Exhibit 10.7

                                                                   Final Version

                              SETTLEMENT AGREEMENT

                                 by and between

1. CRL Systems Inc., a Nevada corporation with its principal place of business at 1525 Alvarado Street, San Leandro, California 94577, USA,

                                                            - hereinafter "CS" -

                                       and

2. Charles Jayson Brentlinger, 8402 Jenan Drive, Scottsdale, Arizona 85260, USA,

                                               - hereinafter "Jay Brentlinger" -

                                       and

3. Solectron GmbH, a German limited liability company, Solectronstr. 1, 71083 Herrenberg, Germany,
                                                     - hereinafter "Solectron" -



                                    PREAMBLE


A. Solectron and Dialog4 System Engineering GmbH- a German limited liability company, Monreposstr. 56, 71634 Ludwigsburg, Germany ("Dialog4") entered into a material liability agreement dated May 5, 2000 (the "Material Liability Agreement") pursuant to which Dialog4 (i) commissioned Solectron with the acquirement of materials required for the future production of products by Solectron and (ii) undertook to pay for the materials purchased by Solectron. Furthermore, Solectron and Dialog4 entered into the agreement dated November 30, 2000 which is attached hereto as Exhibit (the "Material Liability Settlement Agreement") and pursuant to which Solectron and Dialog4 agreed (i) to discontinue the intended cooperation for the production of the so-called sountainer product and (ii) how the rights and obligations of Solectron and Dialog4 under the Material liability Agreement shall be settled.

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B. Dialog4 and CS entered into an asset sale and purchase agreement dated
January 1, 2002 (the "Asset Sale and Purchase Agreement") pursuant to which CS acquired from Dialog4 its business of developing, manufacturing or causing the manufacture of, and marketing of audio products, including Codecs (the "Business") by acquiring basically all of the assets used in connection with the Business and by assuming certain Business related agreements.

C. In January 2002 CS informed Solectron about the Asset Sale and Purchase Agreement between Dialog4 and CS. Thereafter CS and Solectron were in the process of negotiating a Manufacturing Agreement regarding the sountainer-product, which was not signed by either party.

D. It is in dispute between CS, Dialog4 and Solectron whether CS and Dialog4 agreed under the Asset Sale and Purchase Agreement that CS shall assume from Dialog4 the Material Liability Agreement and the Material Liability Settlement Agreement. Dialog4 and Solectron alleged that CS assumed the Material Liability Agreement and Material Liability Settlement Agreement and thereby have become the contractual partner of Solectron under these two agreements, whereas CS alleged that it did not undertake to assume the Material Liability Agreement and Material Liability Settlement Agreement.

E. Solectron filed an application for a writ of attachment (dinglicher Arrest) and levy of attachment (Arrestpfandung) against CS with the Regional Court (Landgericht) Stuttgart. On July 18, 2002, the Regional Court (Landgericht) Stuttgart, case no. (Geschaftsnummer) 36 0 117/02 KfH, issued the writ of attachment with respect to the assets of CS (dinglicher Arrest uber das Vermogen der CS) and the levy of attachment (Pfandung) with respect to certain purported claims of CS against other parties (the "Court Order").

F. CS intends to acquire from Solectron the material which Solectron undertook to deliver to Dialog4 under the Material Liability Settlement Agreement and, therefore, CS is prepared to pay to Solectron as purchase price the amounts provided for in the Material Liability Settlement Agreement.

In consideration of the foregoing, the Parties agree as follows:

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                                                                             -3-

                                    Article I
                            Acceptance of Liabilities

Notwithstanding CS's continued different opinion vis-A-vis Dialog4 that CS did not assume Dialog4's liabilities and obligations under the Material Liability Agreement and the Material Liability Settlement Agreement, CS hereby accepts vis-a- vis Solectron to be fully liable for Dialog4's obligations under the Material Liability Agreement and the Material Liability Settlement Agreement, however, for the avoidance of doubt, CS and Solectron agree that this acceptance shall not release Dialog4 from its obligations vis-A-vis Solectron under the Material Liability Agreement and the Material Liability Settlement Agreement.



                                    Article 2
                          Sale and Purchase of Material

2.1 CS hereby purchases from Solectron and Solectron hereby sells to CS all materials and prototypes which Solectron undertook to deliver to Dialog4 under the Material Liability Settlement Agreement (together "Sold Assets").

2.2 The purchase price for the Sold Assets shall amount to USD829,327.82 and shall be paid by CS to Solectron in monthly installments as follows:

     CS shall pay 23 monthly installments of USD34,555.33, on the 15th Day of each month, beginning with August 15th, 2002.

     30 days after the 23rd installment CS shall make a final payment of all outstanding amounts (i.e. one final installment of USD34,555.33 plus interest and legal fees).

     Each installment shall be due and payable on the 15th day of each month and shall be paid to the following bank account of Solectron:

     Commerzbank Stuttgart [account number omitted]

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                                                                             -4-

2.3 The Sold Assets shall be delivered by Solectron to the German branch of CS, Orban Europe, Businesspark, Monreposstr. 55, 71634 Ludwigsburg, Germany, without undue delay after Solectron received the first installment of the purchase price (being due and payable on August 15, 2002). CS is aware that some of the Sold Assets (here: the Displays) are still being stored at the facilities of the Asian supplier (ALPS) of Solectron. Solectron will instruct ALPS to ship the products as soon as possible to the CS- address mentioned before.

2.4 Each installment of the purchase price other than the first installment (being due and payable on August 15, 2002) shall bear interest as from August 15, 2002. The interest rate shall be the then relevant interest rate of the European Centralbank (Hauptrefinanzierungssatz der EZB, presently 3.25%) plus an uplift of 3 % (totalling presently 6.25%); such interest to be paid together with each installment.

2.5 Should CS be in default (Verzug) with more than one purchase price installment by more than 10 working days, Solectron may request that the aggregate of the unpaid installments plus interest shall fall due immediately and be settled in toto within an appropriate time limit to be set by Solectron in writing, such time limit being, however, not shorter than another 10 working days.

2.6 Solectron hereby assigns to CS, who accepts such assignment, all its rights and claims against other parties because of any defect of the Sold Assets, if any, in particular, any rights and claims, if any, against the respective suppliers of Solectron. Solectron does not undertake any warranty vis-a-vis CS for the Sold Assets.

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                                                                             -5-

                                    Article 3
             Assignment of Rights and Indemnification (Freistellung)
       from Liabilities under the Material Liability Settlement Agreement


3.1 Solectron hereby assigns to CS, who accepts such assignment, all rights and claims of Solectron against Dialog4 under the Material Liability Agreement and the Material Liability Settlement Agreement, if any.

3.2 CS shall indemnify (freistellen) Solectron from all liabilities vis-a-vis Dialog4 under the Material Liability Agreement and the Material Liability Settlement Agreement, if any.



                                    Article 4
              Cancellation of Court Order and Enforcement Measures

4.1  Immediately after Solectron has received the first installment (see Article
     2.2 before) the following shall apply:

4.2 Solectron shall make no further use of the Court Order, shall without undue delay take all measures to cancel the Court Order and shall without undue delay hand over to CS all official copies of the Court Order which can be used for enforcement measures. Furthermore, Solectron hereby waives all rights vis-a-vis CS under the Court Order and resulting from the enforcement of the Court Order, including, without being limited to, the pledges (Pfandrechte) with respect to the purported claims of CS against Kreissparkasse Ludwigsburg, Audio Export Georg Neumann & Co. GmbH, Dialog4 Systems Engineering GmbH and Finanzamt Ludwigsburg set forth in the Court Order and hereby undertakes to inform these debtors of CS about such waiver in due form and without undue delay.

4.2  CS shall pay to Solectron

     (i) statutory court fees incurred for the Court Order (including the charges for the execution of the Court Order); the parties agree that these fees amount EUR3,335.00 (three-thousand three-hundred and thirty- five Euro), and

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                                                                             -6-

     (ii) lawyers fees under the statutory fee scheme
          (Bundesrechtsanwaltgeuhrenordnung) incurred for the application to issue and execute the Court Order; the parties agree that these fees amount to EUR4,072 (four- thousand and seventy-two Euro) (including
          VAT);

     (these court fees and lawyers fees together the "Legal Fees").

     The Legal Fees shall be due and payable one month after the last purchase price installment under Article 2.2 or in case the aggregate of the unpaid purchase price installments have become due and payable in toto pursuant to
     Article 2.5 together with this aggregate amount.


                                    Article 5
                          Guarantee of Jay Brentlinger

Jay Brentlinger hereby guarantees unconditionally and irrevocably vis-a-vis Solectron by way of an independent guarantee (selbstandiges Garantieversprechen) that CS will perform its payment obligations under this Agreement.

Accordingly Jay Brentlinger hereby guarantees to pay promptly - without offset, credit or deduction of any kind and regardless of any objections from CS - upon receipt of Solectron's first written demand certifying that CS has failed to fulfil his payment obligations on the due dates, any sum which is or may fall due to Solectron under this Agreement.

In the event that any provision in this Guarantee shall be construed by the relevant arbitrator (see Article 6.5 below) to be unlawful or unenforceable and if the offending provision can be reformed to effect the clear intention of the parties herein, then, the offending provision shall be so reformed, and the remainder of the Guarantee shall remain in full force and effect as written. If the provision cannot be reformed to affect the clear intention of the parties hereto, then, this Guarantee shall be deemed to be reformed to exist as now written but without the offending provision.

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                                                                             -7-

                                    Article 6
                                  Miscellaneous

6.1 This Agreement is subject to the laws of Germany. Terms to which a German translation has been added shall be interpreted throughout the Agreement in the meaning assigned to the German translation.

6.2  Amendment and additions to this Agreement including any amendment of this
     Article 6.2 are only valid if they have been made in writing and if any such amendment or additions expressly state that this Agreement is being amended or changed thereby.

6.3 Should any provision of this Agreement, or any provision to be incorporated in the future, be or become invalid or unenforceable, the validity of the other parts of this Agreement shall not be affected hereby. The same applies if this Agreement contains any omissions. In lieu of the invalid or unenforceable provision or in order to complete any omission, a fair provision shall apply which, to the extent legally permissible, comes as close as possible to what the Parties had intended or would have intended, according to the spirit and purpose of the Agreement if they had considered the matter at the time this Agreement was executed. The same applies if the provision is invalid because of the stipulated scope of time period.

6.4 Except as provided in Article 4.2, each Party shall bear the costs of its own legal advisors.

6.5 All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the Deutsche Institut fur Schiedsgerichtsbarkeit e. V. (German Institution for Arbitration) by one arbitrator appointed in accordance with such rules.
     The arbitrator shall be eligible for the office of a judge in the Federal Republic of Germany. The place of arbitration shall be Stuttgart, Germany. The language of the arbitration shall be English; a Party wishing to produce a document in either German or English shall not be required to produce a translation thereof.

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                                                                             -8-

     If the decision of the arbitrator is not enforceable in the United States, especially with regard to guarantee of Jay Brentlinger, Solectron is entitled to get any dispute arising in connection with this agreement filed with and settled by the relevant Civil Court in Stuttgart.




Tempe, Arizona, August 06, 2002              /s/ Charles Jayson Brentlinger
---------------------------------            -----------------------------------
Place, date                                  CRL Systems Inc.
                                             by: Charles Jayson Brentlinger
                                             President


Tempe, Arizona, August 06, 2002              /s/ Charles Jayson Brentlinger
---------------------------------            -----------------------------------
Place, date                                  Charles Jayson Brentlinger





Herrenberg, Germany, August 09, 2002         /s/ Thomas Schadler
---------------------------------            -----------------------------------
Place, date                                  Solectron GmbH
                                             by: Thomas Schadler
                                             General Manager /
                                             Geschlaftsfuhrer